Exhibit 3

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of December 23, 2009 (this “Agreement”), is by and among Fund Holdings LLC, a Florida limited liability company (“Holdings”), the parties listed as stockholders on the signature pages hereto (collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Holdings and the Company are entering into an Amendment Letter, dated as of the date hereof, with respect to that certain Unit Purchase Agreement, dated as of August 28, 2009 (as amended, the “Amended UPA”), between the Company and Holdings;

WHEREAS, Holdings and each of the Stockholders is the record holder of such number of outstanding shares, par value $0.0001 per share, of Common Stock as is listed on the signature pages of this Agreement with respect thereto (the “Current Shares”); and

WHEREAS, as a condition to its willingness to enter into the Amendment Letter, Holdings has required that each of the Stockholders execute and deliver this Agreement, and as a condition to enter into this Agreement, the Stockholders have required that Holdings enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions.

(a)           For purpose of this Agreement, the following terms shall have the meanings set forth below:

“Designated Directors” means (a) Michael Sanderson, as Chairman of the Board of Directors of the Company and (b) Edwin L. Knetzger, III, as Co-chairman of the Board of Directors of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or authority or other entity of any kind or nature.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer” means, with respect to any Voting Shares, any direct or indirect (i) offer, sale, contract to sell, sale of option or contract to purchase, purchase of any option or contract to sell,

grant of any option, right or warrant to purchase, loan, redemption, tender, cash-out or other transfer or disposition, (ii) pledge, grant of lien, preemptive right, security interest, claim, charge or other encumbrance; provided, however, that no pledge, grant of lien security interest or similar encumbrance in existence on the date hereof and securing a bona fide loan or advance of funds shall be deemed a transfer if it provides the Stockholder with the right to vote the Voting Shares in the absence of a default or event of default with respect to such loan or advance of funds, or (iii) entering into any agreement or commitment providing for any of the foregoing.

“Voting Shares” means, with respect to any Person, all issued and outstanding Shares owned of record or beneficially by such Person or over which such Stockholder exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at, at any annual or special meeting of the stockholders of the Company called for the purpose of voting on the matters referred to in Section 3, or (ii) to take action by written consent of the stockholders of the Company with respect to the matters referred to in Section 3.  Any shares of capital stock of the Company that such Person purchases (or has the right or option to purchase pursuant to any other security of the Company) or over which such Person exercises voting power during the period from the date of this Agreement through the date of termination of this Agreement pursuant to Section 11 shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Voting Shares on the date hereof.

(b)           For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Amended UPA.

2. Representations of the Stockholders.

(a)           Each Stockholder hereby represents and warrants to Holdings as follows:

(i)            Such Stockholder is the record and beneficial owner (for purposes of this Agreement, such term shall have the meaning set forth in Rule 13d-3 under the Exchange Act and the rules and regulations promulgated thereunder, but without regard to any conditions (including the passage of time) to the acquisition of such shares) of, and has good and valid and marketable title to, such Stockholder’s Current Shares.

(ii)           As of the date hereof, such Stockholder is not the record or beneficial owner of any shares of Common Stock or other voting securities of the Company, other than such Stockholder’s Current Shares and the shares set forth on Schedule 1, and, except as set forth on such Stockholder’s signature page or Schedule 1, such Stockholder holds no options to purchase or rights to subscribe for or otherwise acquire any securities of the Company, including without limitation any options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of Common Stock or any securities convertible into or exchangeable for any shares of Common Stock or obligating the Company to grant, issue, extend or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement, and has no other interest in or voting rights with respect to any such securities of the Company.

(iii)          Such Stockholder has all requisite power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(iv)         This Agreement has been duly executed and delivered by such Stockholder and, assuming due execution and delivery of this Agreement by Holdings, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(v)          Other than as set forth in or permitted under this Agreement, such Stockholder’s Voting Shares are now and shall at all times during this Agreement be owned by such Stockholder free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or voting of such Voting Shares in any such case that would, individually or in the aggregate, reasonably be expected to materially impair the ability of such Stockholder to perform his obligations under this Agreement, and there are no outstanding options, warrants or rights to purchase or acquire, or agreements or arrangements relating to the voting of, any of such Voting Shares other than this Agreement.

(vi)         The execution and delivery of this Agreement by such Stockholder and the performance by such Stockholder of its obligations hereunder will not (including with or without due notice or lapse of time or both):

(1)           require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any governmental entity or authority or other party, except for the filing with the SEC of any Schedules 13D or amendments to Schedules 13D and filings under Section 16 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby;

(2)           result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of his assets are bound that would, individually or in the aggregate, reasonably be expected to materially impair the ability of such Stockholder to perform his obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement; or

(3)           violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to such Stockholder in such a manner as would, individually or in the aggregate, reasonably be expected to materially impair the ability of such Stockholder to perform his obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement.

(vii)         Such Stockholder understands and acknowledges that Holdings is entering into the Amended UPA in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(b)           Except where expressly stated to be given as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of each date from the date hereof through and including the date of termination of this Agreement.

3. Agreements to Vote Shares.

(a)           During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, each Stockholder agrees to:

(i)            at any annual or special meeting of stockholders of the Company, to the extent permitted by the Company’s bylaws, nominate (or cause to be nominated) for re-election, the Designated Directors as directors of the Company;

(ii)           appear (in person or by proxy) at any annual or special meeting of the stockholders of the Company for the purpose of obtaining a quorum;

(iii)          vote (in person or by proxy), or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company, all of such Stockholder’s Voting Shares:

(A)          in favor of: (1) the Designated Directors proposed for election as directors of the Company; (2) the nominees proposed for election as independent directors of the Company by the Board’s nominating committee (the “Independent Directors”); and (3) the Charter Amendment; and

(B)           against: (1) any and all proposals to remove any Independent Director or Designated Directors other than in the event of malfeasance; (3) any and all proposals contrary to the Charter Amendment; and (3) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant or any other obligation set forth in the Unit Purchase Agreement or of such Stockholder under this Agreement.

(b)           During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, Holdings agrees to, and agrees to cause its respective affiliates to:

(i)            at any annual or special meeting of stockholders of the Company, to the extent permitted by the Company’s bylaws, nominate (or cause to be nominated) for re-election, the Stockholders as directors of the Company;

(ii)           appear (in person or by proxy) at any annual or special meeting of the stockholders of the Company for the purpose of obtaining a quorum,

(iii)          vote (in person or by proxy), or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company, all of such Person’s Voting Shares: (A) in favor of in favor of each Stockholder proposed for election as directors of the Company, (B) against any and all proposals to remove either Stockholder as a director other than in the event of malfeasance, and (C) against any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant or any other obligation of Holdings under this Agreement.

4. Proxies.

(a)           Each Stockholder hereby revokes any and all prior proxies or powers-of-attorney in respect of any of such Stockholder’s Voting Shares and constitutes and appoints Holdings or any nominee of Holdings, with full power of substitution and resubstitution, at any time during the term of this Agreement, as its true and lawful attorney and proxy (its “Proxy”), for and in its name, place and stead, to vote each of such Stockholder’s Voting Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that Delaware law may permit or require, with respect to any matter referred to in Section 3(a).

THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM OF THIS AGREEMENT.

(b)           Holdings hereby revokes any and all prior proxies or powers-of-attorney in respect of any of its Voting Shares and constitutes and appoints JBIV or any nominee of JBIV, with full power of substitution and resubstitution, at any time during the term of this Agreement, as its true and lawful Proxy, for and in its name, place and stead, to vote each of its Voting Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that Delaware law may permit or require, with respect to any matter referred to in Section 3(b).

THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM OF THIS AGREEMENT.

5. Representations of Holdings. Holdings hereby represents and warrants to each Stockholder that:

(a)           Holdings is the record and beneficial owner (for purposes of this Agreement, such term shall have the meaning set forth in Rule 13d-3 under the Exchange Act and the rules and regulations promulgated thereunder, but without regard to any conditions (including the passage of time) to the acquisition of such shares) of, and has good and valid and marketable title to, its Current Shares listed on the signature pages hereto.

(b)           As of the date hereof, Holdings is not the record or beneficial owner of any shares of Common Stock or other voting securities of the Company, other than its Current Shares and the shares set forth on Schedule 2, and, except as set forth on its signature page or Schedule 2, Holdings holds no options to purchase or rights to subscribe for or otherwise acquire any securities of the Company, including without limitation any options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of Common Stock or any securities convertible into or exchangeable for any shares of Common Stock or obligating the Company to grant, issue, extend or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement, and has no other interest in or voting rights with respect to any such securities of the Company.

(c)           Holdings has all requisite corporate power and authority or legal capacity, as the case may be, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(d)           The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action and no other limited liability company proceedings on the part of Holdings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered and is a valid and binding agreement thereof, enforceable against Holdings in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(e)           Other than as set forth in or permitted under this Agreement, Holdings’ Voting Shares are now owned by Holdings free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or voting of such Voting Shares in any such case that would, individually or in the aggregate, reasonably be expected to materially impair Holdings’ ability to perform its obligations under this Agreement, and there are no outstanding options, warrants or rights to purchase or acquire, or agreements or arrangements relating to the voting of, any of such Voting Shares other than this Agreement.

(f)            The execution and delivery of this Agreement by Holdings and the performance by Holdings of its obligations hereunder will not (including with or without due notice or lapse of time or both):

(i)            require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any governmental entity or authority or other party, except for the filing with the SEC of any Schedules 13D or amendments to Schedules 13D and filings under Section 16 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby;

(ii)           result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which it or he is a party or by which it or he or any of its assets are bound that would, individually or in the aggregate, reasonably be expected to materially impair the its ability to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement; or

(iii)          violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to it or him in such a manner as would, individually or in the aggregate, reasonably be expected to materially impair its ability to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement.

(iv)          Holdings understands and acknowledges that the Stockholders are entering this Agreement in reliance upon its execution, delivery and performance of this Agreement.

6. Restrictions on Transfer.

(a)           Restrictions Applicable to the Stockholders.

(i)            Subject to the terms of this Agreement, for a period beginning on the date hereof and continuing until the termination of this Agreement in accordance with its terms (the “Voting Period”), each Stockholder agrees that he will not Transfer any Voting Shares except pursuant to (A) a Permitted Transfer or (B) a merger, consolidation, tender offer or other similar transaction involving an acquisition of all or substantially all of the capital stock of the Company.  Furthermore, without the prior written consent of Holdings, neither Stockholder shall: (x) grant any proxies with respect to any of such Stockholder’s Voting Shares, or (y) enter into any voting agreement, voting trust or other voting arrangement with respect to any of such Stockholder’s Voting Shares.

(ii)           The term “Permitted Transfer” means Transfers of any of such Stockholder’s Voting Shares (A) if, after giving effect to such Transfer, the Stockholders, Fund Holdings and its affiliates and Laidlaw and its affiliates would hold, in the aggregate, at least a majority of then-outstanding shares of the Company’s voting stock,

(B) during any period in which, for the immediately preceding two month period, (x) the Company’s Common Stock traded at an average daily price per share of at least $1.50 and (y) the average daily trading volume was at least 50,000 shares, (C) Transfers in connection with strategic transactions in which the Company receives assets or other consideration the value of which, as determined in good faith by a majority of the Company’s directors (other than the Stockholders), equals or exceeds the fair market value of the Voting Shares Transferred by the Stockholders in such transaction, or (D) to affiliates or family members or by gift, will or intestacy, including, without limitation, transfers by gift, will or intestacy to family members of such Stockholder or to a settlement or trust established under the laws of any country; provided, that in the event of any Permitted Transfer described in clause (C) or (D), the transferee shall enter into an agreement substantially in the form hereof (or a joinder hereto in a form reasonably satisfactory to Holdings) and agrees to be bound by its terms.

(b)           Restrictions Applicable to Holdings.  Subject to the terms of this Agreement, during the Voting Period, Holdings agrees that it or he will not, without the prior written consent of the Stockholders: (i) grant any proxies with respect to any of such its Voting Shares, or (ii) enter into any voting agreement, voting trust or other voting arrangement with respect to any of its Voting Shares.

7. Additional Covenant of Stockholders. Each Stockholder shall notify Holdings of any development occurring after the date of this Agreement that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties set forth in Section 2 hereof.

8. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by them or on their behalf in connection with the transactions contemplated hereunder, including fees and expenses of their own financial consultants, investment bankers, accountants and counsel.

9. Specific Performance. Each party hereto acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance herewith or were otherwise breached.  Accordingly, each party hereto agrees that injunctive relief or any other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such breach and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law or in damages. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.

10. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, assigns, heirs and devises, as applicable. This Agreement shall not be assignable without the written consent of the other party hereto.

11. Termination. This Agreement will terminate automatically, without any action on the part of any party hereto, on the earlier of (a) at any time by mutual agreement between Holdings and the Stockholders, (b) the third anniversary of the Third Closing, (c) the date on which

Holdings no longer owns, beneficially or of record, a number of shares of the Company’s common stock equal to at least 10% of its Current Shares and (d) the date on which the Stockholders no longer collectively own, beneficially or of record, a number of shares of the Company’s common stock equal to at least 10% of their collective Current Shares.

12. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

14. Jurisdiction; Waiver of Venue. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts).  Each of the parties agrees further to accept service of process in any manner permitted by such courts.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (iv) any right to a trial by jury.

15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made by a party hereto only upon receipt by the receiving party at the following addresses (if mailed) or the following telecopy numbers (if delivered by facsimile), or at such other address or telecopy number for a party as shall be specified by like notice:

(a)           if to Holdings, to

Fund Holdings LLC

c/o DivcoWest

575 Market Street, 35th Floor

San Francisco, CA 94105

Attention: Edwin L. Knetzger, III

Telecopy: (415) 995-5555

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, California 90067

Attention: Mark S. Lahive, Esq.

Telecopy: (310) 552-7038

(b)           if to a Stockholder, to

[Stockholder]

Attention:

Telecopy:

16. Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible.

17. Waiver. The parties hereto may, to the extent permitted by applicable law, subject to Section 18 hereof, (a) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

18. Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

19. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

20. Headings. All Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21. No Other Voting Limitations.  Holdings and the Stockholders shall be free to vote in favor of or against any matter not covered by Section 3(a) or 3(b), as applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FUND HOLDINGS LLC

By:
Name: Edwin L. Knetzger, III
Title: Manager

[Signature Page to Voting Agreement]

JOHN J. BARRY, III
AND HOLLY A.W. BARRY

John J. Barry, III

Holly A.W. Barry

Shares of Common Stock held by
Stockholder as of the date hereof: 15,724,388

DUNCAN FAMILY, LLC

By:
John J. Barry, III, Managing Member

By:
Holly A.W. Barry, Managing Member

Shares of Common Stock held by
Stockholder as of the date hereof: 4,000,000

DUNCAN FAMILY RECOVABLE TRUST

By:
John J. Barry, III, Co-Trustee

By:
Holly A.W. Barry, Co-Trustee

Shares of Common Stock held by
Stockholder as of the date hereof: 1,000,000

[Signature Page to Voting Agreement]

OTIS ANGEL, LLC

By:
John J. Barry, IV, Authorized Person

Shares of Common Stock held by
Stockholder as of the date hereof: 10,000,000

SIESTA CAPITAL, LLC

By:
John J. Barry, IV, Authorized Person

Shares of Common Stock held by
Stockholder as of the date hereof: 5,000,000

BOND PARTNERS, LLC

By:
John J. Barry, IV, Authorized Person

Shares of Common Stock held by
Stockholder as of the date hereof: 2,000,000

JOHN J. BARRY IV REVOCABLE TRUST
U/A/D NOVEMBER 9, 2001

By:
John J. Barry, IV, Trustee

Shares of Common Stock held by
Stockholder as of the date hereof: 3,500,000

[Signature Page to Voting Agreement]

Schedule 1

Schedule 2